                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is made as of January 22, 1999, by Daily Journal Corporation, a South Carolina corporation ("Daily Journal"), Choice Information Systems, Inc., a Virginia corporation ("Choice"), Michael W. Payton, an individual resident in Virginia ("Payton") and Terence E. Hahm, an individual resident in Wisconsin ("Hahm" and, collectively with Payton, the "Sellers").

                                   RECITALS

     The Sellers own all issued and outstanding shares of capital stock of Choice. In order to induce Daily Journal to contribute capital and management expertise to Choice, thereby benefitting all Sellers, each Seller has entered into this Agreement whereby (a) Choice will issue 194.5 newly issued shares (the "New Shares") of capital stock of Choice to Daily Journal, Payton will sell
51.25 issued and outstanding shares (the "Payton Shares") of capital stock of Choice to Daily Journal and Hahm will sell 51.25 issued and outstanding shares (the "Hahm Shares") of capital stock of Choice to Daily Journal, in each case on the terms and conditions set forth in this Agreement, (b) each Seller will enter into an Employment Agreement concurrently with the Closing under this Agreement and (c) Choice, each Seller, Quindeca Corporation and Daily Journal will enter into a Shareholders Agreement concurrently with the Closing under this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                  ARTICLE 1.
                     SALE AND TRANSFER OF SHARES; CLOSING

     1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Daily Journal, and Daily Journal will purchase the Shares from Sellers.

     1.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be $6,666,667, payable as follows: $4,365,053 to Choice as payment in full for the New Shares; $1,150,807 to Payton as payment in full for the Payton Shares; and $1,150,807 to Hahm as payment in full for the Hahm Shares, in each case subject to adjustment as provided in Section 1.4.

     1.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Munger, Tolles & Olson LLP at 355 South Grand Avenue, 35/th/ Floor, Los Angeles, California, at 10:00 a.m. (local time) on the date of this Agreement, or at such other time and place as the parties may agree.

     1.4   Purchase Price Adjustment.

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       (a)      Within six (6) months after the Closing Date, Daily Journal will prepare a balance sheet (the "Final Balance Sheet") of Choice as of the Closing Date and deliver the proposed Final Balance Sheet to the Sellers. The Final Balance Sheet shall be prepared in accordance with GAAP and each of the guidelines and procedures (the "Guidelines and Procedures") specified on Exhibit
1.4 to this Agreement. If the shareholders' equity shown on such Final Balance Sheet is:

          (i) less than $500,000, the Sellers shall each be jointly and severally liable to Daily Journal for the difference,

          (ii) greater than $550,000, then Daily Journal shall be liable to the Sellers for the difference, and shall pay such amount to the Sellers, to each in proportion to his share of the Purchase Price, or

          (iii) equal to or between $500,000 and $550,000, then neither party shall owe any further sums to the other pursuant to this Section 1.4, or.

       (b) The Sellers may participate in and observe the preparation of the Final Balance Sheet. Daily Journal shall make all of its workpapers and other relevant documents in connection with the preparation of the Final Balance Sheet available to the Sellers and shall make the persons in charge of the preparation of the Final Balance Sheet available for reasonable inquiry by the Sellers. The proposed Final Balance Sheet will be the Final Balance Sheet unless the Sellers shall notify Daily Journal in writing within 20 days following the receipt of the proposed Final Balance Sheet if the Sellers do not agree with the proposed Final Balance Sheet, in which case the Sellers on the one hand and Daily Journal on the other hand will use good faith efforts during the 10-day period following the date of such written notice was received by Daily Journal to resolve any differences they may have as to the proposed Final Balance Sheet. The written notice will identify with reasonable specificity the calculations with which the Sellers disagree or other bases for such disagreement. If the Sellers and Daily Journal cannot reach agreement during such 10-day period, disagreements shall be promptly submitted to an independent, nationally-recognized public accounting firm jointly selected by the Sellers and Daily Journal (the "Independent Accountant"), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and shall determine the Final Balance Sheet which will be binding on the parties. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which the Sellers and Daily Journal have not reached agreement. The Independent Accountant's determination of the Final Balance Sheet shall be completed as promptly as practicable but in no event later than 30 days following its selection, shall be confirmed by the Independent Accountant in writing to the parties and shall be final and binding on the Sellers and Daily Journal.

       (c) Any amounts payable pursuant to this Section 1.4 shall be paid within 10 days following the date the Final Balance Sheet becomes final and binding on the parties pursuant to paragraph (b) above.


                                  ARTICLE 2.
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     The Sellers jointly and severally represent and warrant to Daily Journal as follows:

     2.1 Organization and Good Standing. Choice is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct

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its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Choice is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of such qualification could not reasonably be expected to have a material adverse effect on Choice. Choice has no Subsidiaries.

     2.2   Authority; No Conflict.

       (a) This Agreement constitutes the legal, valid, and binding obligation of Choice and the Sellers, enforceable against each in accordance with its terms. Choice and each Seller have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, the Employment Agreement to which each is a party and the Shareholders Agreement and to perform their obligations under this Agreement, the Employment Agreement to which each is a party and the Shareholders Agreement.

       (b) Except as set forth in Part 2.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Choice, or (B) any resolution adopted by the board of directors or the shareholders of Choice;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Choice, or any of the assets owned or used by Choice, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by Choice or that otherwise relates to the business of, or any of the assets owned or used by, Choice;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Choice.

As of the date of this Agreement, Choice and the Sellers shall have given all notices and obtained all Consents required from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     2.3 Capitalization. The authorized equity securities of Choice consist of 5,000 shares of common stock, no par value, of which 152 shares are issued and outstanding. The Sellers are and will be on the Closing Date the record and beneficial owners and holders of all outstanding shares of capital stock of Choice, free and clear of all Encumbrances. Payton owns 76 shares and

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Hahm owns 76 shares. No legend or other reference to any purported Encumbrance
(except for transfer restrictions imposed under securities laws) appears upon any certificate representing equity securities of Choice. All of the outstanding equity securities of Choice have been duly authorized and validly issued and are fully paid and nonassessable. The New Shares have been duly and validly authorized and, when issued and delivered to Daily Journal against payment therefor as provided in this Agreement, will be duly and validly issued and fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Choice. None of the equity securities or other securities of Choice was issued, redeemed or repurchased by Choice in violation of the Securities Act or any other Legal Requirement. Choice does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     2.4 Financial Statements. On or immediately prior to the date of this Agreement, the Sellers have delivered to Daily Journal a balance sheet of Choice setting forth the financial condition of Choice as of December 31, 1998 (the "Preliminary Balance Sheet"). Except as stated in Part 2.4 of the Disclosure Letter, the Preliminary Balance Sheet has been prepared in accordance with the books and records of Choice and each of the Guidelines and Procedures and fairly presents the financial condition of Choice as of its date.

     2.5 Books and Records. The books of account, minute books, stock record books, and other records of Choice, all of which have been made available to Daily Journal, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Choice contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Board of Directors of Choice, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Choice.

     2.6 Title to Properties; Encumbrances. Choice owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by Choice or reflected as owned in the books and records of Choice. Except as set forth in
Part 2.6 of the Disclosure Letter, all such properties and assets are free and clear of all Encumbrances.

     2.7 Condition and Sufficiency of Assets. The equipment of Choice is in good operating condition and repair and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings and equipment of Choice are sufficient for the continued conduct of Choice's businesses after the Closing, assuming Choice's business is conducted in substantially the same manner after the Closing as it was conducted prior to the Closing.

     2.8 Accounts Receivable. All accounts receivable of Choice that are reflected on the Preliminary Balance Sheet (the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed (except for Accounts Receivable offset on the Preliminary Balance Sheet by corresponding liabilities for deferred revenues) in the Ordinary Course of Business. The Accounts Receivable are current and, to the Knowledge of Sellers, collectible net of the reserves shown on the Preliminary Balance Sheet (which reserves are calculated consistent with past practice

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and, to the Knowledge of Sellers, are adequate). To the Knowledge of Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     2.9 No Undisclosed Liabilities. Choice has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Preliminary Balance Sheet, and except for liabilities and obligations incurred by Choice in the Ordinary Course of Business since the date of the Preliminary Balance Sheet.

     2.10  Taxes.

       (a) Choice has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Choice has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment, except such Taxes, if any, as are listed in Part
2.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Preliminary Balance Sheet.

       (b) The charges, accruals, and reserves with respect to Taxes on the respective books of Choice are adequate (determined in accordance with GAAP) and are at least equal to Choice's liability for Taxes. There exists no proposed tax assessment against Choice except as disclosed in the Preliminary Balance Sheet or in Part 2.10 of the Disclosure Letter. No consent to the application of
Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Choice. All Taxes that Choice is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

       (c) All Tax Returns filed by (or that include on a consolidated basis) Choice are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by Choice after the date of this Agreement. Choice is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

     2.11 Employee Benefits. Part 2.11 of the Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all other profit-sharing, bonus, deferred compensation, stock option, severance pay, "parachute", insurance, short-term or long-term incentive compensation, or retirement plan, program, agreement or arrangement sponsored by Choice or to which any Choice is required to contribute (collectively, the "Plans"). Each Plan has been operated in all material respects in accordance with its terms and all applicable Legal Requirements and Orders and the annual report for each such Plan with respect to which such report is required has been timely filed.
Choice has not received any notice that any Plan has been operated in violation of any such Legal Requirements and Orders. No claim is pending or, to the Knowledge of the Sellers, Threatened against any such Plan except for benefits properly due. Choice has made or accrued for all contributions which are required of it under any Plan for all plan years ending on or prior to the Closing Date and which become due on or prior to the Closing Date. None of the Plans has an accumulated funding deficiency (as defined in Section 412 of the IRC), and no prohibited transaction (as defined in Section 4975 of the IRC) has occurred with respect to any Plan unless the transaction has been corrected and all liability occasioned thereby has been satisfied. Choice has complied in all material respects with all reporting and disclosure requirements under ERISA and the IRC to the extent applicable to any Plan.

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     2.12  Compliance with Legal Requirements; Government Authorizations.

       (a) Choice is, and at all times since January 1, 1994 has been, in compliance in all material respects with Legal Requirements that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation in any material respect by Choice of, or a failure on the part of Choice to comply in any material respect with, any Legal Requirement, or (ii) may give rise to any obligation of Choice to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Part 2.12(a) of the Disclosure Letter, Choice has not received, at any time since January 1, 1994, any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or
(ii) any actual, alleged, possible, or potential obligation on the part of Choice to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

       (b) Except as set forth in Part 2.12(b) of the Disclosure Letter, each Governmental Authorization that is held by Choice or that otherwise relates to the business of, or to any of the assets owned or used by, Choice is valid and in full force and effect. Such Governmental Authorizations collectively constitute all of the Governmental Authorizations necessary to permit Choice to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Choice to own and use its assets in the manner in which it currently owns and uses such assets. Choice is, and at all times since January 1, 1994 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization. Except as set forth in Part 2.12(b) of the Disclosure Letter, Choice has not received, at any time since January 1, 1994, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

     2.13   Legal Proceedings; Orders.

       (a) Part 2.13 of the Disclosure Letter lists all pending Proceedings which have been commenced by or against Choice or, to the Knowledge of Sellers, that otherwise relate to or may affect the business of, or any of the assets owned or used by, Choice, or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Part 2.13 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Choice.

       (b) There is no Order to which Choice, or any of the assets owned or used by it, is subject, and no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, Choice.

       (c) As of the date of this Agreement, no Person has made or Threatened any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest

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in, Choice, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     2.14   Contracts; No Defaults.

       (a) Part 2.14(a) of the Disclosure Letter contains a complete and accurate list, and the Sellers have delivered to Daily Journal true and complete copies, of each of the following that are currently in effect:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Choice of an amount or value in excess of $10,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Choice of an amount or value in excess of $10,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by Choice in excess of $5,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each employment agreement, collective bargaining agreement and other Applicable Contract to or with any employee, labor union or other employee representative of a group of employees;

          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Choice with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Choice or any Affiliate of Choice or limit the freedom of Choice or any Affiliate of Choice to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each power of attorney that is currently effective and outstanding;

          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Choice to be responsible for consequential damages;

          (xii) each Applicable Contract for capital expenditures in excess of $5,000;

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          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Choice other than in the Ordinary Course of Business; and

          (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

       (b) No Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Choice.

       (c) Each Contract identified or required to be identified in Part 2.14(a) of the Disclosure Letter is in full force and effect.

       (d) Choice is, and at all times since January 1, 1994 has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound. Each other Person that has or had any obligation or liability under any Contract under which Choice has or had any rights is, and at all times since January 1, 1994 has been, in compliance in all material respects with all applicable terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation of, or breach of, or give Choice or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract. Choice has not given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

       (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Choice under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

       (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by Choice have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     2.15 Insurance.  Except as set forth in Part 2.15 of the Disclosure
Letter, all policies of insurance to which Choice is a party or that provide coverage to Choice or any director or officer of Choice: (a) are valid, outstanding, and enforceable; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide adequate insurance coverage for the assets and the operations of Choice for all risks normally insured against by a Person carrying on the same business or businesses as Choice; (d) are sufficient for compliance with all Legal Requirements and Contracts to which Choice is a party or by which it is bound; (e) will continue in full force and effect following the consummation of the Contemplated Transactions; and (f) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Choice. Choice has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. Choice has paid all premiums due, and has

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otherwise performed all of its obligations, under each insurance policy to which it is a party or that provides coverage to it or any director or officer thereof. Choice has given notice to the insurer of all claims that may be insured thereby.

     2.16 Environmental Matters. Choice is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable in any material respect under, any Environmental Law. There are no pending or, to the Knowledge of the Sellers, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Choice has or had an interest.

     2.17 Employees. Choice has never been and is not presently a party to any written or oral employment Contract, collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Choice relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Choice or its premises, or (c) any application for certification of a collective bargaining agent. Choice has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Choice is not liable in any material respect for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     2.18  Intellectual Property.

       (a)      Definition of "Intellectual Property Assets."  The term
                -------------------------------------------
"Intellectual Property Assets" includes:

          (i) the names "Choice Information Systems", "ECOURT", "SUSTAIN", "SUSTAIN Case Management System", "steps -- Scaleable Tools for Engineering Powerful Solutions" and "Justice Edition", and all other fictional business names, trading names, registered and unregistered trademarks, service marks, and applications owned by Choice (collectively, "Marks");

          (ii) all patents and patent applications owned by Choice (collectively, "Patents");

          (iii) all copyrights owned by Choice in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works owned by Choice (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned by Choice.

Choice owns all items of the type described in clauses (i) through (v) above that are used by it in its business other than commercially available software licensed by Choice.

       (b)  Agreements. Part 2.18(b) of the Disclosure Letter contains a
            ----------
complete and accurate list and summary description, including the amount of any royalties paid or received by Choice, of all Contracts relating to the Intellectual Property Assets to which Choice is a party or by which Choice is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Choice is the licensee. There are no outstanding and, to the Knowledge of the Sellers, no Threatened disputes or disagreements with respect to any such agreement.

       (c)  Know-How Necessary for the Business.  The Intellectual Property
            -----------------------------------
Assets are all those necessary for the operation of Choice's business as it is currently conducted. Except as set forth on Part 2.18(c) of the Disclosure Letter, Choice is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. Neither Seller nor, to the Knowledge of Sellers, any other employee of Choice has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Choice.

       (d)  Patents.  Choice does not own any Patents.  To the Knowledge of
            -------
Sellers, none of the products sold, nor any process or know-how used, by Choice infringes or is alleged to infringe any patent or other proprietary right of any other Person.

       (e)  Trademarks.  Part 2.18(e) of Disclosure Letter contains a complete
            ----------
and accurate list and summary description of all Marks, if any. Except as set forth on Part 2.18(e) of the Disclosure Letter, Choice is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Sellers, no such action is Threatened with the respect to any of the Marks. To the Knowledge of the Sellers, there is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or, to the Knowledge of the Sellers, has been challenged or threatened in any way. None of the Marks owned by Choice or, to the Knowledge of Sellers, licensed or otherwise used by Choice, infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark that have been registered as described above bear the proper federal registration notice where permitted by law.

       (f)  Copyrights.  Part 2.18(f) of the Disclosure Letter contains a
            ----------
complete and accurate list and summary description of all Copyrights, if any. Choice is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing. No Copyright is infringed or, to the Knowledge of the Sellers, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

       (g)  Trade Secrets.  With respect to each Trade Secret, the documentation
            -------------
relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Choice has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Choice has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Sellers, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Choice. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     2.19 Computer Software.

       (a)  Performance.  To the Knowledge of the Sellers, each of the computer
            -----------
software products owned by Choice, other than commercially available software programs not marketed by Choice (the "Software Products"), performs in accordance with specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof. Part 2.19(a) of the Disclosure Letter contains a complete list of Software Products sold, licensed, distributed or marketed by Choice since January 1, 1994.

       (b)  Development.  No Seller or, to the Knowledge of Sellers, other
            -----------
employee of Choice is in default under any employment Contract relating to the Software Products, any noncompetition or confidentiality Contract or any other Contract or restrictive covenant relating to the Software Products or their development or exploitation. The Software Products do not include any inventions of a Seller made prior to the time the Seller became an employee of Choice or made outside of the scope of the Seller's employment, nor any property or any previous employer of the Seller. To the Knowledge of the Sellers, the Software Products do not include any inventions of other employees of Choice made prior to the time such employees became employees of Choice or made outside of the scope of such employees' employment, nor any property or any previous employer of such employee.

       (c)  Title. All right, title and interest in and to the Software Products
            -----
owned by Choice is free and clear of all liens. No government funding was utilized in the development of any of the Software Products owned by Choice or, to the Knowledge of Sellers, any other Software Products. The sale, license, distribution, marketing or use of the Software Products by Choice does not violate any rights of any other Person, and Choice has not received any communication alleging such violation. Except as set forth on Part 2.19(c) of the Disclosure Letter, Choice has no obligation to compensate any Person for the sale, license, distribution, marketing or use of the Software Products other than any obligation to Quindeca Corporation disclosed on Part 2.14(a) of the Disclosure Letter. Choice has not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, royalty-bearing, end-user licenses granted by Choice in the Ordinary Course of Business pursuant to license agreements substantially in the form attached in Part 2.19(c) of the Disclosure Letter (the "End-User Licenses").

       (d)  Maintenance.  Choice has no obligation to any other Person to
            -----------
maintain, modify, improve or upgrade any of the Software Products, except for any such obligations set forth in the End-User Licenses or under a maintenance agreement. Certain maintenance agreements are listed in Part 2.19(d) of the Disclosure Letter.

       (e)     Year 2000. The Software Products currently being sold,
               ---------
distributed or marketed by Choice (i) include Year 2000 date conversion and capabilities including, but not limited to: date data century recognition, calculations which accommodate same century and multi-century formulas and date values, correct sort ordering, and date data interface values that reflect the century; (ii) automatically compensates for and manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid inputs involving such date; (iii) provides that all date-related user interface functionalities and data fields include the indication of the correct century; (iv) provides that all date-related system-to-system or application-to-application data interface functionalities will include the indication of the correct century; and (v) will continue to comply with clauses (i) through (iv) above. All data processing by the Software Products currently being sold, distributed or marketed by Choice includes four digit year format and recognizes and correctly processes dates for leap years. Choice has no obligation to modify, improve or upgrade any of the Software Products previously sold, distributed or marketed by Choice in order to ensure their compliance with the Year 2000 capabilities described in this
Section 2.19(e).

       (f)     Protection of the Proprietary Nature of the Software Products.
               -------------------------------------------------------------
Choice has kept secret and has not disclosed the source code for the Software Products to any Person other than certain employees, licensed customers and contractors of Choice. Choice has taken all reasonable measures to protect the security, confidentiality and value of the Software Products.

     2.20 Relationship with Customers. Choice has used its reasonable business efforts to maintain, and currently maintains, in all material respects, good working relationships with all of its customers. Each of Choice's contracts with its customers and related customer relationships which have been terminated (other than by expiration of its stated term) or canceled during the one year period ended on the Closing Date are set forth and described on Part 2.20 of the Disclosure Letter. During that one year period, none of Choice's existing customers has given Choice written notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Choice.

     2.21 Certain Payments. Since January 1, 1994, neither Choice nor any director, officer, agent, or employee of Choice, or to the Knowledge of the Sellers, any other Person associated with or acting for or on behalf of Choice, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Choice or any Affiliate of Choice, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Choice.

     2.22 Disclosure. No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     2.23 Relationships with Related Persons. No Seller or any Related Person of any Seller or of Choice has, or since January 1, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Choice's business. No Seller or any Related Person of any Seller or of Choice is, or since January 1, 1994 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Choice other than business dealings or transactions conducted in the Ordinary Course of Business with Choice at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Choice with respect to any line of the products or services of Choice (a "Competing Business") in any market presently served by Choice. Except as set forth in Part 2.23 of the Disclosure Letter, no Seller or any Related Person of any Seller or of Choice is a party to any Contract with, or has any claim or right against, Choice.

     2.24 Brokers or Finders. The Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


                                  ARTICLE 3.
                REPRESENTATIONS AND WARRANTIES OF DAILY JOURNAL

     Daily Journal represents and warrants to each Seller as follows:

     3.1 Organization and Good Standing. Daily Journal is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina.

     3.2   Authority; No Conflict.

       (a) This Agreement constitutes the legal, valid, and binding obligation of Daily Journal, enforceable against Daily Journal in accordance with its terms. Daily Journal has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Shareholders Agreement and to perform its obligations under this Agreement and under the Shareholders Agreement.

       (b) Neither the execution and delivery of this Agreement by Daily Journal nor the consummation or performance of any of the Contemplated Transactions by Daily Journal will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)   any provision of Daily Journal's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the shareholders of Daily Journal;

          (iii) any Legal Requirement or Order to which Daily Journal may be subject; or

          (iv) any Contract to which Daily Journal is a party or by which Daily Journal may be bound.

Daily Journal is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Investment Intent. Daily Journal is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     3.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Daily Journal and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Daily Journal's Knowledge, no such Proceeding has been Threatened.

     3.5 Brokers and Finders. Daily Journal and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through Daily Journal as a result of the action of Daily Journal or its officers or agents.


                                  ARTICLE 4.
                                  TERMINATION

     This Agreement may, by notice given prior to or at the Closing, be terminated by either Daily Journal or by all of the Sellers at any time after the date of this Agreement if the Closing shall not have occurred on the date of this Agreement.


                                  ARTICLE 5.
                           INDEMNIFICATION; REMEDIES

     5.1 Survival. All representations, warranties and obligations in this Agreement and the Disclosure Letter will survive the Closing.

     5.2 Indemnification and Payment of Damages by Sellers. Subject to the provisions set forth below, the Sellers, jointly and severally, will indemnify and hold harmless Daily Journal and its Representatives, shareholders and controlling persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

       (a) any Breach of any representation or warranty made by any Seller in this Agreement or the Disclosure Letter;

       (b) any Breach by Choice or any Seller of any obligation of such Person in this Agreement or any Seller's Employment Agreement;

       (c) any Software Product shipped or manufactured by, or any services provided by, Choice prior to the Closing Date; or

       (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or Choice (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The amount of Damages computed hereunder for an Indemnified Person shall be reduced by the amount of proceeds actually received by the Indemnified Person from any insurance policy covering such Damages. The remedies provided in this
Section 5.2 are the sole and exclusive remedy of each Indemnified Person under this Agreement for any of the matters covered by clauses (a) through (d) above, provided that these indemnification provisions are in addition to and not in derogation of any statutory or common law remedy for fraud that may be available to any Indemnified Person.

     5.3 Indemnification and Payment of Damages by Daily Journal. Daily Journal will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Daily Journal in this Agreement or in any certificate delivered by Daily Journal pursuant to this Agreement, (b) any Breach by Daily Journal of any covenant or obligation of Daily Journal in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Daily Journal (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. The amount of Damages computed hereunder for Sellers shall be reduced by the amount of proceeds actually received by any Seller from any insurance policy covering such Damages. The remedies provided in this
Section 5.3 are the sole and exclusive remedy of Sellers under this Agreement for any of the matters covered by clauses (a) through (d) above, provided that these indemnification provisions are in addition to and not in derogation of any statutory or common law remedy for fraud that may be available to any Seller.

     5.4   Time Limitations.

       (a) If the Closing occurs, the Sellers will have no liability (for indemnification or otherwise) with respect to any matters covered by paragraphs
(a), (b) or (c) of Section 5.2, other than those specified in Sections 2.3 or 2.10, unless on or before the date one year after the Closing Date Daily Journal notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Daily Journal. A claim with respect to the matters covered by Section 2.3 or 2.10, paragraph (d) of Section
5.2 or any other claim not based upon any matter covered by paragraphs (a), (b) or (c) of Section 5.2 may be made at any time.

       (b) If the Closing occurs, Daily Journal will have no liability (for indemnification or otherwise) with respect to any matters covered by paragraphs
(a) or (b) of Section 5.3, unless on or before the date one year after the Closing Date the Sellers notify Daily Journal of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers. Any other claim with respect to the matters covered by paragraph (c) of Section 5.3 or any other claim not based upon any matter covered by paragraphs (a) or (b) of Section 5.3 may be made at any time.

     5.5 Limitations on Amount--Sellers. The Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) or (c) of Section 5.2 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000; provided that these limits will not apply to any Breach of any of the Sellers' representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Seller of any covenant or obligation, and the Sellers will be jointly and severally liable for all Damages
with respect to such Breaches.    Notwithstanding any other provision of this
Agreement, the aggregate liability of Sellers under this Agreement to Indemnified Persons under paragraphs (a), (b) and (c) of Section 5.2 (other than Breaches of Sections 2.3 or 2.10) will be limited to $460,322. In any event, the matters excluded from this dollar limitation of $460,322 shall be counted in determining whether this dollar limitation has been exceeded.

     5.6 Limitations on Amount--Daily Journal. Daily Journal will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 5.3 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. However, this Section 5.6 will not apply to any Breach of any of Daily Journal's representations and warranties of which Daily Journal had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Daily Journal of any covenant or obligation, and Daily Journal will be liable for all Damages
with respect to such Breaches.   Notwithstanding any other provision of this
Agreement, the aggregate liability of Daily Journal under this Agreement to Sellers under paragraphs (a) and (b) of Section 5.3 will be limited to $460,322.

     5.7   Procedure for Indemnification--Third Party Claims.

       (a) Promptly after receipt by an indemnified party under Section 5.2 or 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

       (b) If any Proceeding referred to in Section 5.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Federal or state income Taxes of the indemnified party, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any claim without the consent of the other party, which consent will not be unreasonably withheld.

       (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

       (d) The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Sellers with respect to such a claim anywhere in the world.

     5.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.9 Other Limitations. Any indemnification payable under Section 5.2 shall be, to the extent permitted by law, an adjustment to the Purchase Price for Payton Shares and/or Hahm Shares, as the case may be. No indemnification payable under Section 5.2 of this Agreement may be offset in any manner against obligations or amounts owed to any Seller under their Employment Agreement, except as specified in the Employment Agreement. Each indemnified person shall have the duty to use its commercially reasonable efforts to mitigate the amount of any Damages that the indemnified person may suffer as a result of or arising out of or relating to any breach of a representation or warranty or failure to perform any covenant under this Agreement, provided that the indemnified party shall be entitled to recover from the indemnifying party mitigation costs incurred by the indemnified party. There shall be no indemnification obligation under this Article 5 for any indirect, special or consequential damages of the indemnified persons.

                                  ARTICLE 6.
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 6:

     "Accounts Receivable" is defined in Section 2.8.

     "Applicable Contract" means any Contract (a) under which Choice has or may acquire any rights, (b) under which Choice has or may become subject to any obligation or liability, or (c) by which Choice or any of the assets owned or used by it is or may become bound.

     A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Closing" is defined in Section 1.3.

     "Closing Date" is the date and time as of which the Closing actually takes place.

     "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" mean all of the transactions contemplated by this Agreement, including:

       (a) the sale of the Shares by the Sellers to Daily Journal;

       (b) the execution, delivery, and performance of the Employment Agreements and the Shareholders Agreement;

       (c) the performance by Daily Journal and the Sellers of their respective covenants and obligations under this Agreement; and

       (d) Daily Journal's acquisition and ownership of the Shares.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Daily Journal" is defined in the first paragraph of this Agreement.

     "Damages" is defined in Section 5.2.

     "Disclosure Letter" means the disclosure letter delivered by the Sellers to Daily Journal concurrently with the execution and delivery of this Agreement.

     "Employment Agreements" means the Employment Agreements to be entered into by each of the Sellers with Choice at the Closing.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

       (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

       (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

       (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

       (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "Environmental Law" means any Legal Requirement that is designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the Environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Facilities" mean any real property, leaseholds, or other interests currently or formerly owned or operated by Choice and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Choice.

     "Final Balance Sheet" is defined in Section 1.4.

     "GAAP" means generally accepted United States accounting principles.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, other than actions under a Contract with a Governmental Body.

     "Governmental Body" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Guidelines and Procedures" is defined in Section 1.4.

     "Independent Accountant" is defined in Section 1.4.

     "Intellectual Property Assets" is defined in Section 2.18(a).

     "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" mean the articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plans" is defined in Section 2.12.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Preliminary Balance Sheet" is defined in Section 2.4.

     "Purchase Price" is defined in Section 1.2.

     "Related Person" with respect to a particular individual means: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) the individual's brothers, sisters and children, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity interests in a Person.

     "Release"means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Sellers" is defined in the first paragraph of this Agreement.

     "Shareholders Agreement" means the Shareholders Agreement to be entered into by Choice, each of the Sellers, Jerry L. Short and Daily Journal at the Closing.

     "Shares" means the New Shares, the Payton Shares and the Hahm Shares, collectively.

     "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     "Tax Return"means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release"means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).


                                  ARTICLE 7.
                              GENERAL PROVISIONS

     7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. It is acknowledged and agreed that Choice shall pay any out-of-pocket expenses incurred by Choice or the Sellers prior to the Closing Date in connection with this Agreement, including without limitation attorneys' fees and disbursements; provided, however, that these expenses will be listed as liabilities on the Final Balance Sheet to the extent not paid by Choice as of the Closing Date. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     7.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Daily Journal and the Sellers mutually agree, except as required by Legal Requirements and provided that the Sellers acknowledge that Daily Journal may determine in its sole discretion whether and how to disclose this Agreement and the Contemplated Transactions
pursuant to the requirements of the Federal securities laws.   Choice and the
Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Choice, the Sellers and Daily Journal will consult with each other concerning the means by which Choice's employees, customers, and suppliers and others having dealings with Choice will be informed of the Contemplated Transactions, and Daily Journal will have the right to be present for any such communication.

     7.3 Confidentiality. Daily Journal, Choice and the Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Daily Journal and Choice to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information is or becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by Legal Requirements.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     7.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Choice:

       Choice Information Systems, Inc.
       11817 Cannon Boulevard, Suite 404
       Newport News, VA  23606
       Attention:  Michael W. Payton
       Fax: 757-873-6856

     Sellers:
       Michael W. Payton
       __________________________________
       __________________________________

       Terence E. Hahm
       __________________________________
       __________________________________

     Daily Journal:

       Daily Journal Corporation

       915 E. First Street
       Los Angeles, CA  90012
       Attention:  Gerald L. Salzman
       Fax:  213-330-2666

     7.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.6 Further Assurances; Access to Records. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. After the Closing, the Sellers and their authorized representatives shall have reasonable access to all records and files relating to Choice's business prior to the Closing, upon reasonable notice to Choice, for purposes of
(i) considering, defending and resolving and disputes or claims relating to activities conducted prior to the Closing; (ii) preparation of Tax Returns; and
(iii) other reasonable and necessary matters related to Choice's operation of its business prior to the Closing.

     7.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative, except as expressly stated in this Agreement. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     7.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties, and any prior understandings or representations, with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     7.9 Disclosure Letter. The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, unless and only to the extent such disclosures clearly cross-reference other representations or warranties in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure

Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     7.10 Assignments, Successors and Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Daily Journal may assign any of its rights under this Agreement to any Subsidiary of Daily Journal. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     7.14 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     7.16   Sellers' Release.

       (a) Each Seller hereby releases and forever discharges Choice and Daily Journal from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts, agreements, indebtedness, and Liabilities whatsoever, whether known or unknown, at law or in equity, which the Seller now has or has ever had against Choice or Daily Journal arising at or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring at or prior to the Closing Date, other than (i) obligations of Choice or Daily Journal to a Seller pursuant to the terms of this Agreement, the Seller's Employment Agreement or the Shareholders Agreement, and (ii) benefits and rights of a Seller in the Seller's capacity as a participant in any Plans of Choice, whether accrued prior to or after the Closing.

       (b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Choice or Daily Journal, based on the matters released hereby.

          (c) Each Seller hereby waives any rights which may be conferred upon such Seller by virtue of Section 1542 of the Civil Code of the State of California (or any similar statute) which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                    DAILY JOURNAL CORPORATION


                    By:_____________________________
                    Name:
                    Title:


                    CHOICE INFORMATION SYSTEMS, INC.


                    By:_____________________________
                    Name:
                    Title:

                    /s/ Michael W. Payton
                    ________________________________
                    Michael W. Payton

                    /s/ Terence E. Hahm
                    ________________________________
                    Terence E. Hahm